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                                                                   EXHIBIT 10.5

                           DEFERRED COMPENSATION PLAN

                                       OF

                          CHEMICAL BANKING CORPORATION

                          AND PARTICIPATING COMPANIES

                        AMENDED THROUGH JANUARY 1, 1993



                                   ARTICLE I
                                  DEFINITIONS

                 The following are defined terms wherever they appear in the Plan.

                 1.1 "Administrator" shall mean the Director of Human Resources of the Corporation, who shall be responsible for those functions assigned to him under the Plan; provided that the term "Administrator" shall mean the Committee with respect to any discretionary act hereunder which affects any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

                 1.2 "Board of Directors" shall mean the Board of Directors of the Corporation; provided that any action taken by a duly authorized committee of the Board of Directors (including any action described in Section 5.4) within the scope of authority delegated to it by the Board shall be considered an action of the Board of Directors for the purpose of this Plan.

                 1.3 "Committee" shall mean the Compensation and Benefits Committee of the Board of Directors.

                 1.4      "Corporation" shall mean Chemical Banking Corporation.
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                 1.5      "Deferred Compensation Account" shall mean the
separate account established under the Plan for each deferral by a Participant as described in Section 3.1.

                 1.6 "Employee" shall mean an individual whose employment classification is that of a regular full-time employee and who is on a United States payroll of a Participating Company.

                 1.7 "Former Participant" means a Participant whose employment has terminated and whose Deferred Compensation Account has not been fully distributed.

                 1.8 "Participant" shall mean each Employee of a Participating Company who participates in the Plan in accordance with the terms and conditions of the Plan.

                 1.9 "Participating Company" shall mean: (a) the Corporation and (b) each Related Company which has been authorized by the Administrator to participate in the Plan, has adopted the Plan and has agreed to comply with the provisions of the Plan.

                 1.10 "Plan" shall mean the Deferred Compensation Plan of Chemical Banking Corporation and Participating Companies as in effect from time to time.

                 1.11 "Related Company" shall mean a corporation of which more than 50% of the combined voting power of all classes of stock entitled to vote or equity interest is owned directly or indirectly by the Corporation or a partnership, joint venture or other unincorporated entity of which more than 50% of the capital, equity or profits interest is owned directly or indirectly by the Corporation.

                 1.12 "Retirement" shall mean that a Participant, as of the date his employment terminates, has met the definition of retirement under the then current retirement
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plan of his Employer; provided that in case of a Participant who has made deferrals of incentive compensation prior to January 1, 1993 under this Plan, "Retirement" shall mean with respect to only such deferrals (and any gains or losses thereon) that the individual has attained at least age 50 and has at least 15 years of service with a Participating Company.

                 1.13 "Total and Permanent Disability" or "Totally Disabled" shall mean a disability that, in the determination of the Administrator, would qualify an individual for benefits under a long term disability program maintained by the Corporation or a Related Company.

                 1.14 "Valuation Date" shall mean the close of business on the last business day of each calendar quarter; provided that in the case of termination of employment for reasons other than Retirement or Total and Permanent Disability, the Valuation Date shall mean the close of business on the last business day of the month in which (i) employment terminates or (ii) the documents described in Section 4.4 are received.

                                   ARTICLE II
                                 PARTICIPATION

                 2.1 ELIGIBILITY. The Employees who shall be eligible to participate in the Plan are those salaried officers and other key employees of a Participating Company who:

                          (i) are participating in a cash incentive plan permitting deferral; and

                          (ii) have a position or salary grade with a Participating Company which has been designated by the Committee as eligible for participation in the Plan; or
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                          (iii)   have been specifically authorized by the
                                  Committee to participate in the Plan.

                 2.2 DEFERRAL ELECTIONS. An eligible Employee with the consent of the Administrator may annually elect to defer incentive compensation and participate herein by delivering a properly executed election form to the Administrator. The election form shall specify with respect to the incentive compensation to be deferred for the year: (i) the amount of incentive compensation, by percentage or by dollar amount, to be deferred; (ii) the allocation of the deferred incentive compensation among the forms of hypothetical investments; (iii) the year for the commencement of payment of deferred incentive compensation, and (iv) the number of annual installments.

                 2.3 EFFECTIVE DATE OF ELECTION. (a) An election to defer incentive compensation must be received at least six months prior to the end of
the calendar year to which such incentive compensation relates.   Such an
election shall be irrevocable upon receipt.

                 (b)      Notwithstanding the date specified in this Section
2.3 (a) the Administrator may prescribe an earlier or later date by which Participant must elect to defer such incentive compensation.

                 (c) Under no circumstances may a Participant at any time defer incentive compensation to which the Participant has attained a legally enforceable right to receive (either currently or at some future time).

                 2.4 SPECIAL ELECTION. With respect to any amounts deferred under this Plan before January 1, 1993, each Participant shall be eligible to make a single irrevocable election as to the method of payment of such amounts upon Retirement or Total and Permanent
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Disability; provided that such election shall not be effective for a Retirement or Total and Permanent Disability occurring within 12 months of the receipt of such election by the Administrator, unless an election pre-dating December 31, 1992 is on file with respect to such individual. If such an election is not received by the Administrator or if the Retirement or Total and Permanent Disability shall occur within such 12 month period of the receipt of such election, such deferred incentive compensation shall be distributed in a lump sum as provided in Section 4.1. The payment terms of such deferred incentive compensation shall be governed by Sections 4.2 and 4.4.

                                  ARTICLE III
                             COMPENSATION DEFERRED

                 3.1      DEFERRED COMPENSATION ACCOUNT.

                 (a) With respect to any year's deferral, a Deferred Compensation Account shall be established for each Participant. Incentive compensation deferred by a Participant in any year under this Plan, along with hypothetical income (or losses) on such amounts, shall be credited (or debited) to the Participant's Deferred Compensation Account.

                 (b) For purposes of hypothetical investment under Section 3.3, deferred incentive compensation shall be considered to be invested as of the first day of the month immediately following the month in which incentive compensation would otherwise have been payable; provided that the amount of such deferred incentive compensation shall accrue interest based on the 30-day Treasury Bill rate from the date that such incentive compensation would have been paid but for its deferral to the date that such deferred amount (plus interest) is deemed invested.
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                 3.2      AMOUNT OF DEFERRAL.  A Participant may elect to defer
receipt of all or a specified portion, by percentage or by dollar amount, of any bonus or other incentive award other than any award payable as shares of common stock of the Corporation. For these purposes, bonus or incentive compensation means only compensation otherwise payable in cash to a Participant for services as an Employee of the Participating Company.

                 3.3 HYPOTHETICAL INVESTMENT. Subject to the provisions of Section 3.4, amounts credited to a Participant's Deferred Compensation Account shall be deemed to be invested, at the Participant's direction, in one of the following deemed investment vehicles:

                 (a) GOVERNMENT BOND FUND EQUIVALENT. Credited amounts deemed allocated to the Government Bond Fund Equivalent hypothetical investment shall be deemed to be invested in units of participation in the Chemical Bank Commingled Employee Benefit Fixed Income Fund from January 1, 1993 through February 18, 1993 and thereafter in shares of The Hanover U.S. Government Securities Fund. The value of amounts hypothetically invested in units and shares shall be determined by reference to the value of a unit of participation in such Commingled Fixed Income Fund or the per share net asset value of The Hanover U.S. Government Securities Fund plus declared dividends and declared short term and long term capital gains distributions.

                 (b) CHEMICAL COMMON STOCK EQUIVALENT. Credited amounts deemed allocated to the Common Stock Equivalent hypothetical investment shall be deemed to be invested in shares of common stock of the Corporation (adjusted to reflect dividends, splits and reclassifications) as of the date deemed invested. In addition, dividends paid on a share of common stock of the Corporation shall be deemed to have been paid on each hypothetically invested share of common stock allocated to the Participant's Deferred Compensation Account as if such hypothetical share were an actual share of common stock issued and outstanding on the record date of these dividends. The value of amounts

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hypothetically invested in common stock of the Corporation shall be determined by reference to the average of the high and low selling price of one share of common stock of the Corporation as reported in the New York Stock Exchange Composite Transactions on the particular date, or the immediately prior business date if such date is not a business day.

                 (c) FIXED INCOME FUND EQUIVALENT. Credited amounts deemed allocated to the Fixed Income Fund Equivalent hypothetical investment shall be deemed to be invested in units of participation in the Income Quality Fund of Chemical Bank from January 1, 1993 through April 30, 1993 and in units of participation in Fund B of the Savings Incentive Plan of Chemical Bank and Certain Affiliated Companies commencing as of May 1, 1993. The value of the amounts hypothetically invested in such units shall be determined by reference to the value of a unit of participation in each such Fund.

                          To avoid delay in making distributions, the
Administrator, in his discretion, may in crediting a rate of return to a Participant's Deferred Compensation Account, treated as if invested in the Fixed Income Fund equivalent, utilize the latest monthly rate of return available with respect to such Fund.

                 (d) COMMINGLED COMMON STOCK FUND EQUIVALENT. Credited amounts deemed allocated to the Commingled Common Stock Fund Equivalent hypothetical investment shall be deemed to be invested in units of participation in Chemical Bank's Commingled Employee Benefit Common Stock Fund from January 1, 1993 through February 18, 1993 and thereafter in shares of The Hanover Blue Chip Growth Fund. The value of amounts hypothetically invested in such units of participation and shares shall be determined by reference to the value of a unit of participation in such Common Stock Fund or the per share net asset value of The Hanover Blue Chip Growth Fund plus declared dividends and declared short term and long term capital gains distributions.
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                 (e)  FORMER FUND EQUIVALENTS.  Section 3.7 describes the
former fund equivalents previously available under this Plan and the rules pertaining to such former fund equivalents.

                 3.4  LIMITATIONS ON HYPOTHETICAL INVESTMENTS.
Notwithstanding the provisions of Section 3.3, if the Administrator shall determine in good faith that it is impossible or impractical to maintain any deemed investment vehicle described in such Section 3.3, the Administrator may, in his sole discretion either

                    (i) replace such investment vehicle with a deemed investment vehicle having comparable investments and investment objectives and risks substantially similar to the vehicle being replaced or

                    (ii) discontinue such vehicle as an alternative for deemed investment hereunder and provide each affected Participant the opportunity, without limiting or otherwise impairing any other right of the Participant under this Article III regarding changes of investment directions, to redirect the allocation of his Deferred Compensation Account that had been deemed invested in such discontinued investment fund among the remaining deemed investment vehicles or, in the discretion of the Administrator, into another deemed investment vehicle established by the Administrator.

                 3.5  MANNER OF HYPOTHETICAL INVESTMENT.

                 (a) Except as provided in Section 3.5(c), the hypothetical investment of a Participant's Deferred Compensation Account thereunder in the hypothetical investments described in Section 3.3 (or, if applicable, Section 3.4) shall be expressed in dollars. As of each Valuation Date, the value of each such Participant's Account shall be determined by
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reference to the value of the hypothetical investment for the particular fund in which the Account deemed invested plus any income (or loss) on that hypothetical investment.

        (b) The amount of the Participant's Deferred Compensation Account on each Valuation Date which has not previously been deemed invested in a hypothetical investment shall be deemed invested in a hypothetical investment on that Valuation Date.

        (c) Notwithstanding the foregoing, with respect to deferrals of incentive compensation after January 1, 1993 (and amounts deferred prior to such date if a proper reallocation form has not been received by the Administrator), amounts deemed invested in the Chemical Common Stock Equivalent shall be treated as if invested in shares of common stock of the Corporation.

        3.6 ALLOCATION OF HYPOTHETICAL INVESTMENTS; REALLOCATION OF HYPOTHETICAL INVESTMENTS.

        (a) A Participant may elect the manner in which the balance of his Deferred Compensation Account is deemed allocated to one or more of the hypothetical investments described in Section 3.3 (or, if applicable, Section 3.4); provided that after December 31, 1992, a Participant or Former Participant may not reallocate any amounts treated as if invested in the Chemical Common Stock Equivalent to any other hypothetical investment. Notwithstanding the foregoing, a Participant or Former Participant may reallocate any amount deemed allocated to the Chemical Common Stock Equivalent on December 31, 1992 to another hypothetical investment if such Participant or Former Participant has filed with the Administrator a form setting forth his/her intention to reallocate and makes such reallocation by December 31, 1993.

        (b) A Participant or Former Participant may at any time also reallocate among the hypothetical investments described in Section 3.3 (or, if applicable, Section 3.4) amounts
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previously credited to his Deferred Compensation Account.  This reallocation may be made only one time in a 6-month period. If the Administrator receives such individual's written notification of a request for reallocation on or before the fifth day preceding a Valuation Date, the reallocation shall be effective as of, and based upon values existing on the Valuation Date which immediately follows receipt of such written request by Administrator. If received after such fifth day, such reallocation shall be effective as of, and based upon the values existing on the Valuation Date, which next succeeds the Valuation Date referred to in the preceding sentence.

        (c) The minimum allocation to any hypothetical investment under this Section 3.6 shall be 20 percent of the balance of the Deferred Compensation Account as of the Valuation Date on which such reallocation is effective.

        3.7 FORMER FUND EQUIVALENTS. The following shall apply to amounts of incentive compensation deferred before January 1, 1993.

        (a) Any amount of deferred incentive compensation treated as if invested in the Treasury Bill Fund Equivalent on December 31, 1992 shall be treated as if invested in the Government Bond Fund Equivalent, effective January 1, 1993, unless a Participant or Former Participant has properly elected another available hypothetical investment under the Plan prior to December 24, 1992.

        (b) Any amounts of deferred incentive compensation treated as if invested at the 2 1/2-year IRA rate on December 31, 1992 under the former Manufacturers Hanover Deferred Compensation Plan shall be treated as if invested in the Fixed Income Fund Equivalent, effective January 1, 1993, unless a Participant or Former Participant has properly elected an available hypothetical investment under the Plan prior to such date.
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        (c)      Any amounts of deferred incentive compensation treated as if invested in the Fixed Income Fund Equivalent December 31, 1992 and not reallocated to another hypothetical investment under the Plan will be credited with a rate of return measured by the performance of Fund F of the Chemical Savings Incentive Plan.

        (d) Any amounts of deferred incentive compensation treated as if invested in the Special Equity Equivalent on December 31, 1992 and not reallocated to another hypothetical investment under the Plan will be credited with the rate return measured by the performance of the Chemical Bank Special Equity Fund (i.e. Emerging Growth Fund) for calendar year 1993. If a Participant has not properly elected another available hypothetical investment under the Plan by December 24, 1993, such amount, as of January 1, 1994, shall be treated as if invested in the Fixed Income Fund Equivalent.

        (e) During calendar year 1993, a Participant or Former Participant may reallocate amounts from a former investment fund equivalent to one or more of hypothetical investments set forth in Section 3.3 as of any quarterly Valuation Date.

        3.8 STATEMENT OF ACCOUNT. A statement shall be sent to each Participant or Former Participant with respect to the amount of his Deferred Compensation Account at least once a calendar year.

                                   ARTICLE IV
                        PAYMENT OF DEFERRED COMPENSATION

        4.1      PAYMENT OF DEFERRED COMPENSATION.

        (a) RETIREMENT. Upon termination of the Participant's employment with the Corporation or a Related Company by reason of his Retirement or upon the date selected by
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Participant for an in-service payment, the deferred incentive compensation
(including gains or losses) shall be distributed to such individual according to the method, and on the dates, selected by the Participant pursuant to the elections made under Section 2.2 (or if applicable, Section 2.4) attributable to such deferred incentive compensation. With respect to a termination of employment which qualifies as a "Retirement" solely because the Participant has attained at least age 50 and has at least 15 years of service, distribution under this Section 3.1(a) shall only be applicable to the value of amounts deferred prior to January 1, 1993 under this Plan.

        (b) TERMINATION OF EMPLOYMENT. Subject to Section 4.1(c), upon termination of employment with the Corporation or a Related Company for any reason other than Retirement, the value of the Participant's deferred incentive compensation shall be distributed to him (or in the event of death, his estate) in a lump sum (or shares of common stock of the Corporation) as soon as practicable following the last day of the month in which the date employment terminates.

        (c) TOTAL AND PERMANENT DISABILITY. Upon a termination of employment due to a Total and Permanent Disability, a Retirement eligible individual shall have his Deferred Compensation Account distributed pursuant to
Section 4.1(a), provided that if an election dealing with a Total and Permanent Disability is on file with the Administrator pursuant to Section 2.4, such election shall govern the distribution of a Participant's pre-January 1, 1993 deferred incentive compensation, including gains and losses.

        (d) SHARES OF COMMON STOCK. The value of any incentive compensation deferred on or after January 1, 1993 and treated as if invested in the Chemical Common Stock Equivalent shall be distributable solely in shares of the common stock of the Corporation and shall be distributed as set forth in
Section 4.1(a) or (b) above.
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        (e)      SPECIAL RULE.   Any amount treated as invested in the Chemical
Common Stock Equivalent as of December 31, 1992 shall be distributable solely in shares of common stock of the Corporation; provided that such rule shall not apply, if a Participant has properly filed a form with the Administrator by December 24, 1992 setting forth his/her intention to reallocate from such Common Stock Equivalent to another hypothetical investment and makes such reallocation by December 31, 1993.

        (f) SHARES AVAILABLE FOR ISSUANCE. An aggregate of 500,000 shares of authorized but unissued shares of common stock of the Corporation has been reserved for issuance pursuant to the Plan, as subject to adjustment provided for in Section 5.8.

        (g) VALUATION. For purposes of distribution, the balance of each Deferred Compensation Account shall be valued as of the Valuation Date coincident with or immediately following the date that the balance of such Account or the particular installment thereof, is to be distributed.

        4.2      ELECTIONS PERTAINING TO PAYMENTS.

        (a) With respect to Retirement a distribution to be made during employment, a Participant may elect for each annual deferral under Section 2.2 the year for commencement of payment and the method of payment of the deferred incentive compensations; provided that

                      (i) If the election provides for installment payments, the payments shall be made annually and shall be payable for a period not to exceed 15 years; and

                     (ii) With respect to Retirement, the first installment payment or the lump sum shall be distributed to the Participant as soon as
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                                 practical after the January 1 immediately
                                 following the date of Retirement, unless otherwise elected by the Participant and approved by the Administrator.

          (b) With respect to deferred incentive compensation being paid in installments more frequent than annual, nothing herein shall be construed to require the Administrator to reduce the frequency of the payments.

          4.3 FINANCIAL EMERGENCY PAYMENTS. Notwithstanding any other provisions of this Plan, if the Administrator determines, after consideration of an application of a Participant or Former participant, such individual has a financial emergency of such a substantial nature and beyond the individual's control that a contemporaneous payment of incentive compensation previously deferred under this Plan is warranted, the Administrator may, in his sole and absolute discretion, direct that all or a portion of the balance of the Deferred Compensation Account be paid to the Participant or Former Participant in such manner and at such time as the Administrator shall specify. Notwithstanding the foregoing, the Administrator, in his sole and absolute discretion, may utilize the financial hardship criteria in effect on January 1, 1992 to make a determination as to whether a Participant or Former Participant has a financial hardship with respect to deferrals made prior to January 1, 1993 under this Plan; provided that the amount of a Deferred Compensation Account available for a hardship distribution under such criteria shall be the lesser of (i) the value of such Account as of December 31, 1992 or (ii) the value of the Account (but only with respect to deferrals made prior to January 1, 1993) as of the Valuation Date preceding the date of distribution.

          4.4 PAYMENTS TO A DECEASED PARTICIPANT'S ESTATE. In the event of a death of a Participant or Former Participant before each Deferred Compensation Account has been fully distributed to him, the Deferred Compensation Account of such individual shall be determined as of the Valuation Date coincident with or immediately following the date that

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both a written notice of his death and a death certificate is received by the
Administrator. Such Account shall be distributed in a lump sum to the individual's estate as soon as practicable thereafter; provided that shares of the common stock of the Corporation shall be distributed with respect to any deferred incentive compensation treated as if invested in the Chemical Common Stock Equivalent.

                                   ARTICLE V
                               GENERAL PROVISIONS

          5.1 PARTICIPANT'S RIGHTS UNSECURED. The right of any Participant or Former Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Participating Company employing the Participant at the time that his compensation is deferred. Neither the Corporation nor any Participating Company guarantees or is liable for payment of benefits to the employees of any other Participating Company under this Plan.

          5.2 ASSIGNABILITY. No right to receive payments hereunder shall be transferrable or assignable by a Participant or Former Participant except by will or by the laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

          5.3 ADMINISTRATION. Except as otherwise provided herein, the Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the provisions of the Plan, who shall interpret, construe and implement the provisions of the Plan, and whose determinations shall be conclusive and binding. In carrying out his responsibilities hereunder, the Administrator may appoint such delegatees as he deems appropriate. Notwithstanding anything herein to the contrary, the Administrator shall have the absolute right to delay any payments for a reasonable period following the calendar year
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of termination of employment but not beyond April 1 of the calendar year immediately following the year of termination of employment.

          5.4 AMENDMENT. The Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors; provided that no amendment, modification, or termination shall, without the consent of the Participant, reduce the balance of Participant's Deferred Compensation Account at that time; provided further that as to persons subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, no provision hereunder which relates to the Chemical Common Stock Equivalent may be amended at less than six months intervals, and such amendment shall be subject to stockholder approval if required by SEC Rule 16b-3.

          5.5 LEGAL OPINIONS. The Administrator may consult with legal counsel, who may be counsel for the Corporation or other counsel, with respect to his obligations or duties hereunder, or with respect to any action, proceeding or any question at law, and shall not be liable with respect to any action taken, or omitted, by him in good faith pursuant to the advice of such counsel.

          5.6 LIABILITY. Any decision made or action taken by the Board of Directors, the board of directors (or governing body) of a Related Company, the Committee, the Administrator or any employee of the Corporation or any of any Related Company, arising out of, or in connection with, the construction, administration, interpretation and effect of the Plan shall be within his absolute discretion, and will be conclusive and binding on all parties.
Neither the Administrator nor a member of the Board of Directors of the Corporation or the board of directors (or governing body) of a Related Company or the Committee and no employee of the Corporation or of any Related Company shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated
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or, except in circumstances involving bad faith, for anything done or omitted to be done in connection with this Plan.

          5.7 CORPORATE REORGANIZATION. In the event that as of any date a corporation or unincorporated entity ceases to meet the definition of Related Company, such corporation or entity shall cease to be a Participating Employer and its employees shall cease to be Participants under the Plan as of the Valuation Date coincident with or immediately following such date, and this Plan shall be treated as though a separate plan for the benefit of its employees who were Participants in the Plan to govern the balances in each such Participant's Deferred Compensation Account as of such Valuation Date.

          5.8 ADJUSTMENTS. The maximum aggregate number of shares of common stock of the Corporation to be issued under this Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Corporation resulting from a subdivision or consolidation of such shares of common stock or other similar capital adjustment, or the payment of a stock dividend (but only if such stock dividend is 5% or more), or other increases or decreases in such shares of common stock effected without receipt of consideration by the Corporation.

          5.9 COMPLIANCE. This Plan will be administered to comply with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

          5.10 CONSTRUCTION. The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.